EXHIBIT 12
                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)
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
                                                                                 Twelve Months Ended December 31,
                                                            ------------------------------------------------------------------------
                                                               1994            1993           1992           1991           1990
                                                            ----------      ----------      --------      ----------      ----------
                                                            (Restated)      (Restated)     (Restated)     (Restated)      (Restated)
Fixed Charges as Defined:

 (1) Interest on Long-Term Debt ......................      $  265,494      $  304,462      $338,771      $  340,810      $  317,454
 (2) Other Interest ..................................          25,076          15,145        23,323          42,353          48,872
 (3) Preferred Dividends Factor of Subsidiary
       (line 12) .....................................          51,718          52,399        58,204          67,433          71,152
 (4) Interest Component of Rentals Charged to
       Operating Expense .............................           3,951           4,449         5,116           5,943           5,628
                                                            ----------      ----------      --------      ----------      ----------
 (5) Total Fixed Charges .............................      $  346,239      $  376,455      $425,414      $  456,539      $  443,106
                                                            ==========      ==========      ========      ==========      ==========
Earnings as Defined:

 (6) Income from Continuing Operations
       Before Cumulative Effect of
       Change in Accounting ..........................      $  423,985      $  440,531      $370,031      $  484,275      $  417,422
 (7) Income Taxes for Continuing Operations
       Before Cumulative Effect of
       Change in Accounting ..........................         230,424         228,863       177,276         224,215         202,501
 (8) Fixed Charges (line 5) ..........................         346,239         376,455       425,414         456,539         443,106
                                                            ----------      ----------      --------      ----------      ----------
 (9) Earnings from Continuing Operations
       Before Cumulative Effect of Change
       in Accounting, Income Taxes and Fixed
       Charges .......................................      $1,000,648      $1,045,849      $972,721      $1,165,029      $1,063,029
                                                            ==========      ==========      ========      ==========      ==========
Preferred Dividends Factor of Subsidiary:

(10) Preferred Stock Dividends of Subsidiary .........      $   33,583      $   34,473      $ 39,327      $   46,187      $   47,753
(11) Ratio of Pre-Tax Income from Continuing
       Operations to Income from Continuing
       Operations(line 6 plus line 7 divided
       by line 6) ....................................            1.54            1.52          1.48            1.46            1.49
                                                            ----------      ----------      --------      ----------      ----------
(12) Preferred Dividends Factor of Subsidiary
       (line 10 times line 11) .......................      $   51,718      $   52,399      $ 58,204      $   67,433      $   71,152
                                                            ==========      ==========      ========      ==========      ==========
Ratio of Earnings from Continuing Operations
   to Fixed Charges Before Cumulative
   Effect of Change in Accounting
  (line 9 divided by line 5) .........................            2.89            2.78          2.29            2.55            2.40
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